EXHIBIT 10.20
                               GSE SYSTEMS, INC.

                                   FORM 10-K

                      For the Year Ended December 31, 1997


                                   AGREEMENT

        This Agreement (this "Agreement") effective as of April 3, 1997, is made by and between William E. Kuhlmann (the "Employee"), and GSE Systems, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:

        WHEREAS, Employee has served as Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms and conditions of an Employment Agreement between Employee and the Company dated July 26, 1995 (the "Employment Agreement");

        WHEREAS, the parties have agreed that Employee shall resign as Chairman of the Board and Chief Executive Officer and shall assume the responsibilities outlined hereunder; and

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, the parties agree as follows:

        1. Statement of Intentions and Resignation. The parties understand and agree that this Agreement is intended to apply in lieu of the application of
Section 8(b) (Termination Without Cause) and Section 9 (Severance Payments) of the Employment Agreement. Accordingly, in lieu of the invoking a Termination without Cause (as such term is defined in the Employment Agreement), the parties agree that the Employee hereby resigns as Chairman of the Board of Directors and Chief Executive Officer of the Company, and hereby resigns as an officer and/or director of any and all of the Company's subsidiaries. The parties agree that the Employee shall no longer be a director of the Company and shall not be entitled to participate in Board of Directors meetings.

        2. Employment as Chairman Emeritus. Nothwithstanding the aforementioned resignations of the Employee's directorships and officer positions with the Company, Employee shall remain employed by the Company and shall be promoted to the position of "Chairman Emeritus." In this role, Employee shall perform such duties as are incident and commensurate with such position and as may be mutually agreed by him and the Board of Directors of the Company and/or the Chairman of the Board.

        3. Compensation.

        A. Initial Payment. In consideration of entering into this Agreement, Employee shall receive from the Company, upon the execution hereof, an initial lump sum payment equal to two (2) months' base salary and the present value of any benefits Employee would normally receive under the Employment Agreement for such period including, but not limited to, country club dues, car allowance, gas credit card, car phone and mobile phone, insurance benefits, and 401(k) plan matching.

        B. Salary and Benefits. Through April 2, 1998, Employee shall receive a base salary of $235,000 per annum, payable bi-weekly. In addition, Employee shall participate in or received all benefits which he is currently receiving under the Employment Agreement through April 2, 1998 including, but not limited to, the payment of country club dues (payable in December 1997 with respect to 1998), car allowance, gas credit card, car phone and mobile phone, insurance benefits, and 401(k) plan matching. In the event of a Change of Control (for purposes of defining this term, Paragraph 1.c. of the Employee's Nonstatutory Stock Option Agreement dated July 27, 1995 shall be incorporated herein by reference), the Employee shall, within five (5) days, receive a lump sum equivalent to all remaining salary and related benefits that would have otherwise been paid through April 2, 1998.


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        4. Stock Options; Bonuses. Employee has 30,000 unvested stock options outstanding as of April 3, 1997. 15,000 of these shares shall be fully vested and exercisable as of August 1997. The other 15,000 shares shall not vest. In all other respects, such options shall be governed by the terms of the Company's 1995 Long Term Incentive Plan and the Employee's Option Agreement. Employee shall not be entitled to participate in any other incentive bonus plans, programs, arrangements and practices sponsored by the Company.

        5. Mutual Releases.

        A. By the Company. In consideration for the promises, undertakings and covenants of the Employee, as set forth herein, the receipt and sufficency of which are hereby acknowledged, the Company hereby releases, discharges, and acquits Employee of and from any liability, contracts, suits, demands, claims, debts, actions, losses, damages or causes of action of whatsoever kind and nature, known or unknown, accrued or unaccrued, which the Company has or may have against the Employee and all other related persons and entities, from the beginning of the world up to and including the date first written above, from every matter, cause or thing whatsoever.

        B. By the Employee. In consideration for the promises, undertakings and covenants of the Company, as set forth herein, Employee, intending to be legally bound hereby, for himself and his heirs, successors, administrators, executors and assigns, does hereby fully release, remise and forever discharge the Company, all corporations controlled by, intertwining with or under common control of the Company, its shareholders, officers, board memebers, directors, attorneys, representatives, assigns, successors, partners, employees and other agents, as agents and as individuals, of and from any liability, contracts, suits, demands, claims, debts, actions, losses, damages or causes of action of whatsoever kind and nature, known or unknown, accrued or unaccrued, which Employee has or may have against the Company, and all other related persons and entities, from the beginning of the world up to and including the date first written above, from every matter, cause or thing whatsoever, including, but not limited to, all matters arising out of or relating to Employee's employment with the Company or his termination from said employment, including but not limited to all claims which Employee may have under any and all federal, state and local laws, regulations, ordinances or common law, specifically including, without limitation, the Maryland Human Relations Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act ("ADEA"), all claims for wrongful discharge or claims that the Company dealt unfairly with Employee, in bad faith, or in violation of any agreement expressed or implied, that may have existed between Employee and the Company, and all claims for personal injury, emotional distress, pain and suffering.

        6. Employment Agreement. In all other respects, the terms of the Employment Agreement, including but not limited to the covenant of non-competition, shall apply as if there was a Termination without Cause on April 3, 1997.

        7. Entire Agreement. This Agreement represents the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement cannot be modified, waived or amended except as may be mutually agreed to by the parties in writing.

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        IN WITNESS WHEREOF, this Agreement has been duly executed under seal as of the date first above written.

GSE Systems, Inc.



/S/  MICHAEL J. CROMWELL, III               (SEAL)
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By:  Michael J. Cromwell, III  Director



/S/  WILLIAM E. KUHLMANN                    (SEAL)
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William E. Kuhlmann


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